SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.1)


                          Orbital Sciences Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Shares, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    685564106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No.   6885564106
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Silverback Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [_]
                                                                  (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,070,711.6*

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,070,711.6*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,070,711.6*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.56%

12.  TYPE OF REPORTING PERSON

     OO

*Silverback Asset Management, LLC ("SAM") serves as investment manager to Silverback Master, Ltd. ("Silverback Master") and certain other private investment vehicles. In its capacity as investment manager of such private investment vehicles, including Silverback Master, SAM may be deemed to be the beneficial owner of securities held by each such private investment vehicle. SAM disclaims beneficial ownership of the securities reported in this Schedule 13G, except to the extent of its pecuniary interest therein, and the filing of this
Schedule 13G shall not be construed as an admission that SAM is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities reported in this Schedule 13G, except to the extent of its pecuniary interest therein.

CUSIP No.   685564106
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Silverback Master, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [_]
                                                                  (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,070,711.6

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,070,711.6

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,070,711.6

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.56%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.   685564106
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Elliot Bossen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [_]
                                                                  (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,070,711.6**

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,070,711.6**

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,070,711.6**

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.56%

12.  TYPE OF REPORTING PERSON

     IN

** Elliot Bossen is the sole Managing Member of SAM and is primarily responsible for the investment decisions of SAM. Elliot Bossen disclaims beneficial ownership of the securities reported in this Schedule 13G, except to the extent of his pecuniary interest therein, and the filing of this Schedule 13G shall not be construed as an admission that he is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities reported in this
Schedule 13G, except to the extent of his pecuniary interest therein.

CUSIP No.   685564106
            ---------------------

Item 1(a).  Name of Issuer:

            Orbital Sciences Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            21839 Atlantic Boulevard
            Dulles, Virginia 20166
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Silverback Asset Management, LLC
            Silverback Master, Ltd.
            Elliot Bossen
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Silverback Asset Management, LLC
            1414 Raleigh Road
            Suite 250
            Chapel Hill, NC  27517

            Silverback Master, Ltd.
            c/o International Fund Services (Ireland) Limited
            Bishop's Square, Third Floor
            Redmond's Hill
            Dublin 2, Ireland

            Elliot Bossen
            c/o Silverback Asset Management, LLC
            1414 Raleigh Road
            Suite 250
            Chapel Hill, NC  27517
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Silverback Asset Management, LLC - Delaware
            Silverback Master, Ltd. - Cayman Islands
            Elliot Bossen - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Shares, par value $0.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            685564106
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

          (a)  Amount beneficially owned:

               Silverback Asset Management, LLC - 5,070,711.6
               Silverback Master, Ltd. - 5,070,711.6
               Elliot Bossen - 5,070,711.6
               -----------------------------------------------------------------

          (b)  Percent of class:

               Silverback Asset Management, LLC - 9.56%
               Silverback Master, Ltd. - 9.56%
               Elliot Bossen - 9.56%
               -----------------------------------------------------------------

          (c)  Number of shares as to which such person has:

Silverback Asset Management, LLC
--------------------------------

          (i)  Sole power to vote or to direct the vote                0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote    5,070,711.6
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                          0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                5,070,711.6
                                                             ------------------.

Silverback Master, Ltd.
-----------------------


          (i)  Sole power to vote or to direct the vote                0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote    5,070,711.6
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                          0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                5,070,711.6
                                                             ------------------.

Elliot Bossen
-------------

          (i)  Sole power to vote or to direct the vote                0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote    5,070,711.6
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                          0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                5,070,711.6
                                                             ------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

            N/A
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    January 24, 2005
                                          -------------------------------------
                                                          (Date)

                                       Silverback Asset Management, LLC

                                       By: /s/    Elliot Bossen
                                           -----------------------
                                           Name:  Elliot Bossen
                                           Title: Managing Member


                                       Silverback Master, Ltd.

                                       By: /s/    Elliot Bossen
                                           ----------------------
                                           Name:  Elliot Bossen
                                           Title: Director


                                       /s/ Elliot Bossen
                                       -----------------
                                           Elliot Bossen

Exhibit A
---------



      The undersigned agree that this Amendment No. 1 to Schedule 13G dated January 24, 2005 relating to the Common Shares, par value $0.01, of Orbital Sciences Corporation is being filed on behalf of each of Silverback Asset Management, LLC, Silverback Master, Ltd. and Elliot Bossen.

                                                    January 24, 2005
                                          -------------------------------------
                                                          (Date)

                                       Silverback Asset Management, LLC

                                       By: /s/    Elliot Bossen
                                           -----------------------
                                           Name:  Elliot Bossen
                                           Title: Managing Member


                                       Silverback Master, Ltd.

                                       By: /s/    Elliot Bossen
                                           ----------------------
                                           Name:  Elliot Bossen
                                           Title: Director


                                       /s/ Elliot Bossen
                                       -----------------
                                           Elliot Bossen




04098.0001 #542120